WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	1

EXHIBIT 99

FOR IMMEDIATE RELEASE	Investor Relations Contact: Dominic C. Canuso
(302) 571-6833
July 23, 2018	dcanuso@wsfsbank.com
Media Contact: Jimmy A. Hernandez
(302) 571-5254
jhernandez@wsfsbank.com

WSFS REPORTS 2Q 2018 RECORD OPERATING RESULTS OF 1.65% ROA
AND EPS OF $0.89, AN INCREASE OF 39%,
DRIVEN BY STRONG, BALANCED, ORGANIC GROWTH IN
NET INTEREST INCOME, FEE INCOME, LOANS AND DEPOSITS
WILMINGTON, Del. — WSFS Financial Corporation (Nasdaq: WSFS), the parent company of WSFS Bank, reported net income of $28.7 million, or $0.89 per diluted common share for 2Q 2018 compared to net income of $20.6 million, or $0.64 per share for 2Q 2017, an earnings per share (EPS) increase of 39%, and $37.4 million, or $1.16 per share for 1Q 2018. 1Q 2018 results included an unrealized investment valuation gain of $15.3 million (pre-tax), or $0.36 per share (after-tax), and a fraud recovery of $1.7 million, or $0.04 per share.
Net revenue (which includes net interest income and noninterest income) was $96.0 million for 2Q 2018, an increase of $10.0 million, or 12%, from 2Q 2017. Net interest income was $61.0 million, an increase of $6.7 million, or 12%, from 2Q 2017; and fee income (noninterest income) was $35.0 million, an increase of $3.3 million, or 10%, from 2Q 2017. Noninterest expenses were $57.8 million in 2Q 2018, an increase of $5.1 million, or 10%, from 2Q 2017. This resulted in an efficiency ratio of 60.0% and 2 percentage points of positive of operating leverage from 2Q 2017.
For 2Q 2018, reported return on assets (ROA) was a very strong 1.65%, a 42 basis point (bps) increase compared to 1.23% for 2Q 2017, and return on average equity was 15.2% in comparison with 11.6% at 2Q 2017.

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Highlights for 2Q 2018:

•	Core EPS(1) of $0.90 increased $0.27, or 43%, from $0.63 in 2Q 2017.

•	Core ROA(1) was 1.67%, a robust 45 bps increase compared to 1.22% for 2Q 2017.

•	Core return on average tangible common equity (ROTCE)(1) was 20.9% for 2Q 2018, a significant increase compared to 16.0% for 2Q 2017.

•
Core net revenue(1) of $96.0 million increased $10.7 million, or 13% from 2Q 2017, reflecting strong and balanced organic growth, including a $6.7 million, or 12%, increase in core net interest income(1) and a $4.0 million, or 13%, increase in core fee income (noninterest income)(1).

•
The net interest margin increased a meaningful 17 bps to 4.10% from 2Q 2017, primarily as a result of the positive impacts of the higher short-term interest rate environment, pricing discipline, and good balance sheet management, including a planned favorable change in mix of assets and liabilities.

•
Core noninterest expense(1) increased $5.0 million, or 10% from 2Q 2017, with almost half coming from highly variable incentive compensation costs from pay-for-performance plans. WSFS achieved a full 3 percentage points of positive core operating leverage(1), resulting in a core efficiency ratio(1) of 59.6%, a significant improvement compared to 60.9% for 2Q 2017.

Notable items in the quarter:

•	WSFS realized no net gains on sales of securities in 2Q 2018, compared to $0.7 million (pre-tax), or approximately $0.01 per share (after-tax) in 2Q 2017.

•
WSFS recorded $0.5 million (pre-tax), or approximately $0.01 per share (after-tax) in 2Q 2018, in corporate development expenses, compared to $0.4 million (pre-tax), or approximately $0.01 per share (after-tax) in 2Q 2017.

(1) As used in this release, core EPS, core return on average assets (ROA), core return on average tangible common equity core net revenue, core net interest income, core fee income (noninterest income), core noninterest expense, core operating leverage and core efficiency ratio are non-GAAP financial measures. For a reconciliation of these measures to their comparable GAAP measures, see pages 19 and 20 of this press release.

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	3

CEO outlook and commentary
Mark A. Turner, Chairman, President and CEO, said, “We are pleased to report another very strong quarter, which positions us to meet or exceed the primary goals in our enhanced 2016-2018 Strategic Plan, including a full year 2018 Core and Sustainable ROA of 1.50%. Our superior ROA, ROTCE, and EPS growth highlights the successful optimization of previous acquisitions, good organic growth, our diversified revenue sources, cost discipline, and the differentiation and sustainability of our business model. For the quarter, we recorded core EPS of $0.90 and a core ROA of 1.67%, which represent significant improvements from the prior year, even before the favorable impact of lower federal tax rates in the current year. Net interest income grew 12%, driven by a net interest margin of 4.10%, and core fee income grew 13% from 2Q 2017, which reflect strong and diversified growth across our core banking and fee income franchises. Loans and customer deposits grew mid-to-high single digits compared to both 1Q 2018 and 2Q 2017, consistent with our stated growth targets. Our credit quality metrics remained strong and improved across all key ratios, and disciplined expense management was evidenced by a very good 3 percentage points of positive core operating leverage compared to 2Q 2017, and a 2Q 2018 core efficiency ratio of a healthy 59.6%.”
Mr. Turner continued, “We firmly believe that our consistent commitment to Associate and Customer engagement continues to be the driver of our sustainable high performance. Our continued robust organic growth, strong financial performance, and marketplace accolades demonstrate our intense focus on and the success of our strategy of ‘Engaged Associates delivering stellar experiences growing Customer Advocates and value for our Owners’.”

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Second Quarter 2018 Discussion of Financial Results
Net interest margin increase reflects rising-rate environment and balance sheet management
Net interest margin for 2Q 2018 was 4.10%, an increase of 17 bps from 3.93% for 2Q 2017. Excluding a 7 bps increase related to the redemption of $55.0 million of our senior notes in late 3Q 2017 and a 3 bps reduction from the expected decline in reverse mortgage income, the net interest margin increased organically 13 bps compared to 2Q 2017. The 13 bps increase includes an estimated 11 bps resulting from the higher short-term interest rate environment and disciplined pricing, and approximately 2 bps from prudent balance sheet management, including a planned favorable change in mix of assets and liabilities. The anticipated year-over-year decline in reverse mortgage income was due to the continued run-off of this small and high-yielding purchased loan portfolio. Net interest income for 2Q 2018 was $61.0 million, an increase of $6.7 million, or 12%, compared to 2Q 2017.
Compared with 1Q 2018, net interest margin increased 9 bps from 4.01% and net interest income increased $3.3 million, or 6% (not annualized). The increase in net interest margin resulted primarily from 6 bps of higher purchased loan accretion during the quarter and an estimated 5 bps from the higher short-term rate environment. These increases were offset by an expected 2 bps reduction in the aforementioned reverse mortgage income.
Loan growth balanced and consistent with mid-to high single digit stated goals
At June 30, 2018, WSFS’ net loan portfolio was $4.90 billion, an increase of $79.0 million, or 7% (annualized), from March 31, 2018. The increase includes a $42.9 million, or 7% (annualized), increase in commercial and industrial (C&I) loans and a $36.2 million, or 25% (annualized), increase in consumer loans. The growth in commercial loans was achieved despite an anticipated large amount of loan pay-downs and pay-offs during the quarter and the highly competitive pricing environment. The growth in consumer loans was primarily related to purchases of second-lien home equity installment loans through our partnership with Spring EQ.
Compared to June 30, 2017, net loans increased $285.6 million, or 6%. The increase includes $51.2 million decline in residential mortgages, consistent with our ongoing strategy of selling most newly-originated residential mortgages in the secondary market. Excluding the intentional decrease in residential mortgages, net loans increased $336.8 million, or 8%, including an increase of $180.6 million, or 7%, in C&I loans, and an increase of $126.7 million, or 26%, in consumer loans.

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The following table summarizes loan balances and composition at June 30, 2018 compared to March 31, 2018 and June 30, 2017:

(Dollars in thousands)	June 30, 2018		March 31, 2018		June 30, 2017
Commercial & industrial	$2,613,880	53%	$2,570,999	54%	$2,433,256	52%
Commercial real estate	1,153,217	24	1,156,955	24	1,139,840	25
Construction	295,488	6	288,373	6	278,349	6
Total commercial loans	4,062,585	83	4,016,327	84	3,851,445	83
Residential mortgage	256,734	5	259,899	5	307,983	7
Consumer	622,445	13	586,279	12	495,717	11
Allowance for loan losses	(41,037)	(1)	(40,810)	(1)	(40,005)	(1)
Net Loans	$4,900,727	100%	$4,821,695	100%	$4,615,140	100%
Credit quality remains strong and trends improve across key metrics

Credit quality metrics improved during 2Q 2018 reflecting continued strength in the portfolio.
Total problem assets, which includes all criticized, classified, and nonperforming loans as well as other real estate owned (OREO), were $143.0 million at June 30, 2018, an improvement compared to $151.8 million at March 31, 2018. Classified assets, which are included in total problem assets, improved $8.0 million to $98.7 million at June 30, 2018 compared to $106.7 million at March 31, 2018.
Total delinquencies, which include nonperforming delinquencies, were $26.7 million at June 30, 2018, or 0.54%, of gross loans compared to $27.1 million, or 0.56%, of gross loans at March 31, 2018. Excluding nonperforming delinquencies, performing loan delinquencies were only 0.17% of gross loans at June 30, 2018.
Total nonperforming assets improved $1.7 million, or 3%, to $55.1 million at June 30, 2018, as compared to $56.9 million at March 31, 2018. The nonperforming assets to total assets ratio likewise improved to 0.78% at June 30, 2018 from 0.81% at March 31, 2018.
Net charge-offs for 2Q 2018 were $2.3 million, or 0.19%, (annualized), of average gross loans, an improvement from $3.4 million, or 0.29%, (annualized), for 1Q 2018, and an increase from $1.7 million, or 0.15% (annualized), during 2Q 2017. Total credit costs (provision for loan losses, loan workout expenses, OREO expenses and other credit costs), which can be uneven, were $3.2 million for 2Q 2018, an improvement from $4.1 million during 1Q 2018 and an increase from $2.3 million in 2Q 2017.

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The ratio of the ALLL to total gross loans was 0.84% at both June 30, 2018 and March 31, 2018, respectively. Excluding the balances for acquired loans (marked-to-market at acquisition), the ALLL to total gross loans ratio would have been 0.94% at June 30, 2018 compared with 0.96% at March 31, 2018. The ALLL was 113% of nonaccruing loans at June 30, 2018 compared to 120% at March 31, 2018 and 104% at June 30, 2017.

Customer funding reflects continued core deposit strength and mid-to-high single digit growth
Total customer funding was $5.03 billion at June 30, 2018, an $85.3 million, or 7% (annualized), increase from March 31, 2018, highlighted by a $62.3 million, or 18% (annualized), increase in noninterest bearing accounts. In addition, during 2Q 2018, we continued to take the opportunity to attract longer-term, fixed-rate funding and lengthen our overall funding duration in a rising-rate environment. As a result, Certificates of Deposit (CDs) increased $48.2 million, or 30% (annualized), in 2Q 2018.
Customer funding increased $382.5 million, or 8%, compared to June 30, 2017. This included a core deposit increase of $227.3 million, or 6%, over the prior year, with $154.1 million of that attributable to no- and low-cost checking deposit accounts. CDs also increased $155.2 million over the prior year consistent with our strategy to attract longer-term, fixed-rate funding in a rising-rate environment.
Core deposits were 86% of total customer deposits, and no- and low-cost checking deposit accounts represented a robust 48% of total customer deposits at June 30, 2018. These core deposits predominantly represent longer-term, less price-sensitive customer relationships, which are especially valuable in a rising-rate environment. The ratio of loans to customer deposits was 97% at June 30, 2018.

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The following table summarizes customer funding balances and composition at June 30, 2018 compared to March 31, 2018 and June 30, 2017:

(Dollars in thousands)	June 30, 2018		March 31, 2018		June 30, 2017
Noninterest demand	$1,434,549	29%	$1,372,271	28%	$1,319,749	28%
Interest-bearing demand	966,736	19	991,020	20	927,465	20
Savings	565,074	11	561,432	11	572,476	12
Money market	1,377,682	27	1,382,178	28	1,297,024	28
Total core deposits	4,344,041	86	4,306,901	87	4,116,714	88
Customer time deposits	690,267	14	642,116	13	535,115	12
Total customer deposits	$5,034,308	100%	$4,949,017	100%	$4,651,829	100%

Core fee income is well diversified, growing a strong 13% year-over-year
Core fee income (noninterest income) increased by $4.0 million, or 13%, to $35.0 million compared to 2Q 2017. This organic growth demonstrates our ability to execute on our high-service, fee-based strategy. These strong results represent growth across most of our businesses, and include increases of $1.8 million from credit/debit card and ATM income, $1.4 million from investment management and fiduciary revenue, and $0.8 million related to our more traditional banking business.
When compared to the seasonally slower 1Q 2018, core fee income increased $2.9 million, or 9% (not annualized), including a $1.1 million increase from investment management and fiduciary revenue, $0.9 million from credit/debit card and ATM income, and $0.9 million from our traditional banking business.
For 2Q 2018, core fee income was 36.3% of core net revenue, compared to 36.0% for 2Q 2017, and was diversified among various sources, including traditional banking, mortgage banking, wealth management and cash logistics services (Cash Connect®).

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Noninterest expenses reflect improved efficiency and positive operating leverage
Core noninterest expense for 2Q 2018 was $57.4 million, an increase of $5.0 million, or 10%, from $52.4 million in 2Q 2017. Contributing to the year-over-year increase was $1.3 million of higher variable incentive compensation and $1.0 million of additional performance-based earn-out expense from our recent acquisitions, both as a result of stronger performance against our operating plans. In addition, we incurred $1.4 million of higher compensation and benefit costs to support overall franchise growth, and $1.2 million of higher variable costs to support Cash Connect® revenue growth.
When compared to 1Q 2018, core noninterest expense increased $2.3 million, or $3.2 million after excluding the one-time impact of $0.9 million of net transaction costs incurred from the surrender of our BOLI policies during 1Q 2018. Contributing to the quarter-over-quarter increase was $1.1 million of higher compensation and benefit costs primarily from increased incentive compensation, $0.6 million of higher professional fees, $0.5 million of higher operating costs to support Cash Connect® revenue growth, and $0.3 million from higher marketing costs. The remaining net $0.7 million increase was due primarily to higher variable operating expenses associated with seasonally stronger revenues.
Our core efficiency ratio was 59.6% in 2Q 2018, compared to 61.1% in 1Q 2018, and 60.9% in 2Q 2017. These improvements reflect our focus on optimization of our acquisitions, organic growth and continued economies of scale as we grow.
Income taxes
We recorded a $6.9 million income tax provision in 2Q 2018, compared to provisions of $10.8 million in 1Q 2018 and $10.9 million in 2Q 2017.
The effective tax rate was 19.4% in 2Q 2018, 22.4% in 1Q 2018, and 34.5% in 2Q 2017. The lower tax rate in 2Q 2018 compared to 1Q 2018 resulted primarily from higher benefits realized from increased stock-based compensation activity. The lower tax rates in 2018 compared with 2017 primarily reflects the reduction of the corporate federal tax rate beginning in 1Q 2018.

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	9

Selected Business Segments (included in previous results):
Wealth Management segment fee revenue grows 16% over the prior year
The Wealth Management segment provides a broad array of planning and advisory services, investment management, trust services, and credit and deposit products to individual, corporate, and institutional clients through multiple integrated businesses. Combined, these businesses had $19.09 billion in assets under management (AUM) and assets under administration (AUA) as of June 30, 2018.
Total Wealth Management revenue (net interest income, fiduciary fees and other fee income) was $14.3 million for 2Q 2018. This represented an increase of $1.5 million, or 12%, compared to 2Q 2017 and an increase of $1.3 million, or 10% (not annualized), compared to 1Q 2018. The year-over-year increase resulted primarily from a $1.5 million, or 16%, increase in fee revenue, which reflected continued organic growth across our business lines, with particular strength in the capital markets and corporate trust services businesses.
Total noninterest expense (including intercompany allocations and provision for loan losses and credit costs) was $9.2 million in 2Q 2018, an increase of $0.1 million compared to 2Q 2017 and an increase of $1.1 million compared to 1Q 2018. The slight year-over-year increase was primarily the result of higher compensation and benefits costs to support overall growth, partially offset by lower professional fees, which can be uneven. The $1.1 million increase in expenses from 1Q 2018 was primarily due to higher professional fees and provision for loan losses.
Pre-tax income in 2Q 2018 was $5.1 million, reflecting a strong 36% return on revenue, compared to $4.8 million in 1Q 2018 and $3.6 million in 2Q 2017 and was driven by the above mentioned factors.

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Cash Connect® net revenue increases 10% over same quarter in 2017
Cash Connect® is a premier provider of ATM vault cash and smart safe cash logistics services in the United States. Cash Connect® services approximately 26,000 non-bank ATMs and retail safes nationwide with approximately $944 million in cash and other fee-based services. Cash Connect® also operates 439 ATMs for WSFS Bank, which has the largest branded ATM network in Delaware.
Our Cash Connect® division recorded $10.0 million of net revenue (fee income less funding costs) in 2Q 2018, an increase of $0.9 million, or 10%, from 2Q 2017, primarily due to continued growth in the bailment, cash management and smart safe lines of business, partially offset by higher funding costs. Compared to 1Q 2018, net revenue increased $0.5 million, or 6% (not annualized), due to higher cash balances, increased ATM managed services, and smart safe fee income.
Non-interest expense (including intercompany allocations of expense) was $8.6 million in 2Q 2018, an increase of $1.3 million compared to 2Q 2017 and an increase of $0.6 million compared to 1Q 2018. The year-over-year increase in expenses was primarily due to higher operating costs associated with growth, higher funding costs, and investment in enhancing our smart safe technology platform. Cash Connect® reported pre-tax income of $1.5 million for 2Q 2018, which was a decrease of $0.4 million, from 2Q 2017 and flat compared to 1Q 2018 as a result of investments in growth and margin compression.
During the first half of 2018, Cash Connect® has been impacted by rising interest rates that have challenged its customers' profitability and created margin compression for the ATM industry.  Cash Connect is focused on optimizing its cash and customers cash balances to maximize efficiency. Cash Connect continues to build its presence in the strategic remote cash capture (smart safe, recycler, and kiosk) space, with approximately 2,000 devices currently under service and a strong pipeline driven by several national channel partners.

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Capital management
WSFS’ total stockholders’ equity increased $22.7 million, or 3% (not annualized), to $769.0 million at June 30, 2018 from $746.3 million at March 31, 2018, primarily due to quarterly earnings, partially offset by the impacts of market-value changes on available-for-sale securities, stock buybacks and the payment of the common stock dividend during the quarter.
WSFS’ tangible common equity(2) increased $23.2 million, or 4% (not annualized), to $581.7 million at June 30, 2018 from $558.5 million at March 31, 2018 for the reasons described in the paragraph above.
WSFS’ common equity to assets ratio was 10.81% at June 30, 2018, and its tangible common equity to tangible assets ratio(2) increased by 19 bps during the quarter to 8.40%. At June 30, 2018, book value per share was $24.25, a $0.53, or 2%, increase from March 31, 2018, and tangible common book value per share(2) was $18.35, a $0.60, or 3%, increase from March 31, 2018.
At June 30, 2018, WSFS Bank’s Tier 1 leverage ratio of 10.36%, Common Equity Tier 1 capital ratio and Tier 1 capital ratio of 11.97%, and Total Capital ratio of 12.68% were all substantially in excess of the “well-capitalized” regulatory benchmarks.
In 2Q 2018, WSFS repurchased 50,000 shares of common stock at an average price of $51.56 as part of our 5% buyback program approved by the Board of Directors in 4Q 2015. WSFS has 579,194 shares, or slightly less than 2% of outstanding shares, remaining to repurchase under this current authorization. In addition, the Board of Directors approved a quarterly cash dividend of $0.11 per share of common stock. This dividend will be paid on August 24, 2018 to stockholders of record as of August 10, 2018.

(2) As used in this release, tangible common equity, tangible common equity to assets and tangible common book value per share are non-GAAP financial measures. For a reconciliation of these measures to their comparable GAAP measures, see pages 19 and 20 of this press release.

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Second quarter 2018 earnings release conference call
Management will conduct a conference call to review 2Q 2018 results at 1:00 p.m. Eastern Time (ET) on Tuesday, July 24, 2018. Interested parties may listen to this call by dialing 1-877-312-5857. A rebroadcast of the conference call will be available beginning at 4 pm on Tuesday, July 24, 2018 until Tuesday, August 7, 2018 at 4 pm. by dialing 1-855-859-2056 and using Conference ID #5263058.
About WSFS Financial Corporation
WSFS Financial Corporation is a multi-billion dollar financial services company. Its primary subsidiary, WSFS Bank, is the oldest and largest locally-managed bank and trust company headquartered in Delaware and the Delaware Valley. As of June 30, 2018, WSFS Financial Corporation had $7.11 billion in assets on its balance sheet and $19.09 billion in assets under management and administration. WSFS operates from 77 offices located in Delaware (46), Pennsylvania (29), Virginia (1) and Nevada (1) and provides comprehensive financial services including commercial banking, retail banking, cash management and trust and wealth management. Other subsidiaries or divisions include Christiana Trust, Christiana Trust of DE, WSFS Wealth Investments, WSFS Wealth Client Management, Cypress Capital Management, LLC, West Capital Management, Powdermill Financial Solutions, Cash Connect®, WSFS Mortgage and Arrow Land Transfer. Serving the Delaware Valley since 1832, WSFS Bank is one of the ten oldest banks in the United States continuously operating under the same name. For more information, please visit wsfsbank.com.

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Forward-Looking Statement Disclaimer

This press release contains estimates, predictions, opinions, projections and other "forward-looking statements" as that phrase is defined in the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, references to the Company's predictions or expectations of future business or financial performance as well as its goals and objectives for future operations, financial and business trends, business prospects, and management's outlook or expectations for earnings, revenues, expenses, capital levels, liquidity levels, asset quality or other future financial or business performance, strategies or expectations. The words “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project” and similar expressions, among others, generally identify forward-looking statements. Such forward-looking statements are based on various assumptions (some of which may be beyond the Company's control) and are subject to risks and uncertainties (which change over time) and other factors which could cause actual results to differ materially from those currently anticipated. Such risks and uncertainties include, but are not limited to, those related to difficult market conditions and unfavorable economic trends in the United States generally, and particularly in the markets in which the Company operates and in which its loans are concentrated, including the effects of declines in housing markets, an increase in unemployment levels and slowdowns in economic growth; the Company's level of nonperforming assets and the costs associated with resolving problem loans including litigation and other costs; possible additional loan losses and impairment of the collectability of loans; changes in market interest rates which may increase funding costs and reduce earning asset yields and thus reduce margin; the impact of changes in interest rates and the credit quality and strength of underlying collateral and the effect of such changes on the market value of the Company's investment securities portfolio; the credit risk associated with the substantial amount of commercial real estate, construction and land development, and commercial and industrial loans in our loan portfolio; the extensive federal and state regulation, supervision and examination governing almost every aspect of the Company's operations including the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules and regulations issued in accordance with this statute and potential expenses associated with complying with such regulations; the Company's ability to comply with applicable capital and liquidity requirements (including the finalized Basel III capital standards), including our ability to generate liquidity internally or raise capital on favorable terms; possible changes in trade, monetary and fiscal policies, laws and regulations and other activities of governments, agencies, and similar organizations; any impairment of the Company's goodwill or other intangible assets; failure of the financial and operational controls of the Company's Cash Connect® division; conditions in the financial markets that may limit the Company's access to additional funding to meet its liquidity needs; the success of the Company's growth plans, including the successful integration of past and future acquisitions; The Company's ability to fully realize the cost savings and other benefits of its acquisitions, manage risks related to business disruption following those acquisitions, and post-acquisition customer acceptance of the Company's products and services and related Customer disintermediation; negative perceptions or publicity with respect to the Company's trust and wealth management business; adverse judgments or other resolution of pending and future legal proceedings, and cost incurred in defending such proceedings; system failure or cybersecurity breaches of the Company's network security; the Company's ability to recruit and retain key employees; the effects of problems encountered by other financial institutions that adversely affect the Company or the banking industry generally; the effects of weather and natural disasters such as floods, droughts, wind, tornadoes and hurricanes as well as effects from geopolitical instability and man-made disasters including terrorist attacks; possible changes in the speed of loan prepayments by the Company's customers and loan origination or sales volumes; possible changes in the speed of prepayments of mortgage-backed securities due to changes in the interest rate environment, and the related acceleration of premium amortization on prepayments in the event that prepayments accelerate; regulatory limits on the Company's ability to receive dividends from its subsidiaries and pay dividends to its stockholders; the effects of any reputation, credit, interest rate, market, operational, legal, liquidity, regulatory and compliance risk resulting from developments related to any of the risks discussed above; and the effects other risks and uncertainties, including those discussed in the Company's Form 10-K for the year ended December 31, 2017 and other documents filed by the Company with the Securities and Exchange Commission from time to time.
We caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date on which they are made, and the Company disclaims any duty to revise or update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company for any reason, except as specifically required by law. As used in this press release, the terms "WSFS", "the Company", "registrant", "we", "us", and "our" mean WSFS Financial Corporation and its subsidiaries, on a consolidated basis, unless the context indicates otherwise.

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WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS
SUMMARY STATEMENTS OF INCOME (Unaudited)

	Three months ended			Six months ended
(Dollars in thousands, except per share data)	June 30, 2018	March 31, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Interest income:
Interest and fees on loans	$64,442	$60,465	$56,073	$124,907	$110,754
Interest on mortgage-backed securities	6,190	5,399	4,782	11,589	9,177
Interest and dividends on investment securities	1,108	1,120	1,136	2,228	2,385
Other interest income	411	629	343	1,040	844
	72,151	67,613	62,334	139,764	123,160
Interest expense:
Interest on deposits	6,368	5,240	3,341	11,608	6,416
Interest on Federal Home Loan Bank advances	2,536	2,463	1,797	4,999	3,655
Interest on senior debt	1,180	1,179	2,121	2,359	4,242
Interest on trust preferred borrowings	637	557	472	1,194	918
Interest on other borrowings	441	460	289	901	512
	11,162	9,899	8,020	21,061	15,743
Net interest income	60,989	57,714	54,314	118,703	107,417
Provision for loan losses	2,498	3,650	1,843	6,148	4,005
Net interest income after provision for loan losses	58,491	54,064	52,471	112,555	103,412
Noninterest income:
Credit/debit card and ATM income	10,709	9,805	8,925	20,514	17,056
Investment management and fiduciary revenue	10,244	9,189	8,835	19,433	16,874
Deposit service charges	4,664	4,630	4,560	9,294	8,957
Mortgage banking activities, net	1,599	1,737	1,844	3,336	3,029
Loan fee income	660	599	451	1,259	1,000
Investment securities gains, net	—	21	708	21	1,028
Unrealized gains on equity investment	—	15,346	—	15,346	—
Bank-owned life insurance income	—	232	302	232	578
Other income	7,111	5,908	6,051	13,019	11,246
	34,987	47,467	31,676	82,454	59,768
Noninterest expense:
Salaries, benefits and other compensation	30,944	29,853	28,223	60,797	57,059
Occupancy expense	5,008	5,248	4,684	10,256	9,846
Equipment expense	3,176	3,089	3,498	6,265	6,622
Professional fees	2,320	1,725	2,669	4,045	4,304
Data processing and operations expense	1,896	1,907	1,750	3,803	3,368
Marketing expense	1,084	758	932	1,842	1,556
FDIC expenses	515	599	594	1,114	1,123
Loan workout and OREO expense	681	426	499	1,107	1,020
Corporate development expense	457	—	366	457	704
(Recovery of) provision for fraud loss	—	(1,665)	—	(1,665)	—
Other operating expenses	11,750	11,472	9,512	23,222	18,631
	57,831	53,412	52,727	111,243	104,233
Income before taxes	35,647	48,119	31,420	83,766	58,947
Income tax provision	6,907	10,769	10,850	17,676	19,440
Net income (loss)	$28,740	$37,350	$20,570	$66,090	$39,507
Diluted earnings (loss) per share of common stock:	$0.89	$1.16	$0.64	$2.05	$1.22
Weighted average shares of common stock outstanding for fully diluted EPS	32,263,293	32,259,671	32,311,571	32,225,706	32,324,214
See “Notes”

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	15

WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS
SUMMARY STATEMENTS OF INCOME (Unaudited) - continued

	Three months ended			Six months ended
	June 30, 2018	March 31, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Performance Ratios:
Return on average assets (a)	1.65%	2.20%	1.23%	1.92%	1.17%
Return on average equity (a)	15.22	20.87	11.56	17.97	11.28
Return on average tangible common equity (a)(o)	20.61	28.59	16.12	24.46	15.86
Net interest margin (a)(b)	4.10	4.01	3.93	4.06	3.91
Efficiency ratio (c)	60.04	50.62	60.81	55.11	61.81
Noninterest income as a percentage of total net revenue (b)	36.33	44.98	36.53	40.85	35.44
See “Notes”

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	16

WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS (Continued)
SUMMARY STATEMENTS OF FINANCIAL CONDITION (Unaudited)

(Dollars in thousands)	June 30, 2018	March 31, 2018	June 30, 2017
Assets:
Cash and due from banks	$111,392	$128,799	$118,555
Cash in non-owned ATMs	591,845	577,561	623,232
Investment securities (d)	156,456	160,289	166,211
Other investments	63,637	66,329	39,356
Mortgage-backed securities (d)	964,120	907,818	814,882
Net loans (e)(f)(l)	4,900,727	4,821,695	4,615,140
Bank owned life insurance	5,750	5,746	102,007
Goodwill and intangibles	187,259	187,790	189,983
Other assets	131,361	131,904	153,061
Total assets	$7,112,547	$6,987,931	$6,822,427
Liabilities and Stockholders’ Equity:
Noninterest-bearing deposits	$1,434,549	$1,372,271	$1,319,749
Interest-bearing deposits	3,599,759	3,576,746	3,332,080
Total customer deposits	5,034,308	4,949,017	4,651,829
Brokered deposits	332,247	253,498	182,221
Total deposits	5,366,555	5,202,515	4,834,050
Federal Home Loan Bank advances	630,339	587,162	823,651
Other borrowings	266,011	345,035	339,103
Other liabilities	80,665	106,940	103,000
Total liabilities	6,343,570	6,241,652	6,099,804
Stockholders’ equity	768,977	746,279	722,623
Total liabilities and stockholders’ equity	$7,112,547	$6,987,931	$6,822,427
Capital Ratios:
Equity to asset ratio	10.81%	10.68%	10.59%
Tangible common equity to tangible asset ratio (o)	8.40	8.21	8.03
Common equity Tier 1 capital (g) (required: 4.5%; well capitalized: 6.5%) (p)	11.97	11.69	11.42
Tier 1 leverage (g) (required: 4.00%; well-capitalized: 5.00%) (p)	10.36	10.08	10.06
Tier 1 risk-based capital (g) (required: 6.00%; well-capitalized: 8.00%) (p)	11.97	11.69	11.42
Total Risk-based capital (g) (required: 8.00%; well-capitalized: 10.00%) (p)	12.68	12.42	12.14
Asset Quality Indicators:
Nonperforming Assets:
Nonaccruing loans	$36,257	$34,060	$38,382
Troubled debt restructuring (accruing)	16,273	20,248	18,109
Assets acquired through foreclosure	2,609	2,567	2,121
Total nonperforming assets	$55,139	$56,875	$58,612
Past due loans (h)	499	555	92
Allowance for loan losses	41,037	40,810	40,005
Ratio of nonperforming assets to total assets	0.78%	0.81%	0.86%
Ratio of nonperforming assets (excluding accruing TDRs) to total assets	0.55	0.52	0.59
Ratio of allowance for loan losses to total gross loans (i)(n)	0.84	0.84	0.87
Ratio of allowance for loan losses to nonaccruing loans	113	120	104
Ratio of quarterly net charge-offs to average gross loans (a)(e)(i)(n)	0.19	0.29	0.15
Ratio of year-to-date net charge-offs to average gross loans (a)(e)(i)(n)	0.24	0.29	0.17

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	17

WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS (Continued)
AVERAGE BALANCE SHEET (Unaudited)

(Dollars in thousands)	Three months ended
	June 30, 2018			March 31, 2018			June 30, 2017
	Average Balance	Interest & Dividends	Yield/ Rate (a)(b)	Average Balance	Interest & Dividends	Yield/ Rate (a)(b)	Average Balance	Interest & Dividends	Yield/ Rate (a)(b)
Assets:
Interest-earning assets:
Loans: (e) (j)
Commercial real estate loans	$1,437,117	$19,394	5.41%	$1,440,607	$18,165	5.11%	$1,418,957	$17,725	5.01%
Residential real estate loans	239,054	3,516	5.88	247,975	3,832	6.18	274,114	3,980	5.81
Commercial loans	2,574,777	33,375	5.22	2,562,207	31,209	4.96	2,434,437	28,455	4.72
Consumer loans	600,683	7,847	5.24	572,977	7,081	5.01	478,326	5,589	4.69
Loans held for sale	23,680	310	5.25	16,361	178	4.35	32,339	324	4.01
Total loans	4,875,311	64,442	5.31	4,840,127	60,465	5.07	4,638,173	56,073	4.86
Mortgage-backed securities (d)	934,411	6,190	2.65	841,880	5,399	2.57	783,007	4,782	2.44
Investment securities (d)	158,266	1,109	3.41	161,280	1,120	3.39	166,536	1,136	4.05
Other interest-earning assets	26,815	416	6.22	33,251	629	7.57	33,155	343	4.14
Total interest-earning assets	5,994,803	72,157	4.85%	5,876,538	67,613	4.69%	5,620,871	62,334	4.50%
Allowance for loan losses	(41,682)			(41,464)			(40,546)
Cash and due from banks	127,293			125,402			127,848
Cash in non-owned ATMs	531,524			516,259			574,348
Bank owned life insurance	5,724			87,058			101,809
Other noninterest-earning assets	354,392			336,051			343,216
Total assets	$6,972,054			$6,899,844			$6,727,546
Liabilities and Stockholders’ Equity:
Interest-bearing liabilities:
Interest-bearing deposits:
Interest-bearing demand	$973,498	$921	0.38%	$995,667	$815	0.33%	$914,915	$453	0.20%
Money market	1,390,675	1,823	0.53	1,386,836	1,589	0.46	1,286,977	1,061	0.33
Savings	566,766	260	0.18	553,461	253	0.19	588,610	276	0.19
Customer time deposits	657,332	1,990	1.21	622,544	1,686	1.10	550,373	1,060	0.77
Total interest-bearing customer deposits	3,588,271	4,994	0.56	3,558,508	4,343	0.49	3,340,875	2,850	0.34
Brokered deposits	317,539	1,374	1.74	254,307	897	1.43	211,751	491	0.93
Total interest-bearing deposits	3,905,810	6,368	0.65	3,812,815	5,240	0.56	3,552,626	3,341	0.38
FHLB of Pittsburgh advances	516,411	2,536	1.97	601,044	2,463	1.66	639,147	1,797	1.13
Trust preferred borrowings	67,011	637	3.81	67,011	557	3.37	67,011	472	2.83
Senior Debt	98,247	1,180	4.80	98,193	1,179	4.80	152,231	2,121	5.57
Other borrowed funds	131,776	441	1.34	151,288	460	1.23	127,381	289	0.91
Total interest-bearing liabilities	4,719,255	11,162	0.95%	4,730,351	9,899	0.85%	4,538,396	8,020	0.71%
Noninterest-bearing demand deposits	1,420,988			1,350,342			1,404,186
Other noninterest-bearing liabilities	74,395			93,437			71,183
Stockholders’ equity	757,416			725,714			713,781
Total liabilities and stockholders’ equity	$6,972,054			$6,899,844			$6,727,546
Excess of interest-earning assets over interest-bearing liabilities	$1,275,548			$1,146,187			$1,082,475
Net interest and dividend income		$60,995			$57,714			$54,314

Interest rate spread			3.90%			3.84%			3.79%

Net interest margin			4.10%			4.01%			3.93%
See “Notes”

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	18

WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS (Continued)
(Unaudited)

(Dollars in thousands, except per share data)	Three months ended			Six months ended
Stock Information:	June 30, 2018	March 31, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Market price of common stock:
High	$56.70	$53.00	$50.55	$56.70	$50.55
Low	46.65	45.71	42.90	45.71	42.90
Close	53.30	48.55	45.35	53.30	45.35
Book value per share of common stock	24.25	23.72	22.99
Tangible common book value per share of common stock (o)	18.35	17.75	16.94
Number of shares of common stock outstanding (000s)	31,704	31,463	31,435
Other Financial Data:
One-year repricing gap to total assets (k)	(1.11)%	(0.86)%	(2.66)%
Weighted average duration of the MBS portfolio	5.4 years	5.4 years	5.0 years
Unrealized losses on securities available for sale, net of taxes	$(24,186)	$(19,685)	$(4,342)
Number of Associates (FTEs) (m)	1,188	1,148	1,216
Number of offices (branches, LPO’s, operations centers, etc.)	77	77	76
Number of WSFS owned ATMs	439	441	445
Notes:

(a)	Annualized.

(b)	Computed on a fully tax-equivalent basis.

(c)	Noninterest expense divided by (tax-equivalent) net interest income and noninterest income.

(d)	Includes securities held to maturity (at amortized cost) and securities available for sale (at fair value).

(e)	Net of unearned income.

(f)	Net of allowance for loan losses.

(g)	Represents capital ratios of Wilmington Savings Fund Society, FSB and subsidiaries.

(h)	Accruing loans which are contractually past due 90 days or more as to principal or interest.

(i)	Excludes loans held for sale.

(j)	Nonperforming loans are included in average balance computations.

(k)	The difference between projected amounts of interest-sensitive assets and interest-sensitive liabilities repricing within one year divided by total assets, based on a current interest rate scenario.

(l)	Includes loans held for sale and reverse mortgages.

(m)	Includes seasonal Associates, when applicable.

(n)	Excludes reverse mortgage loans.

(o)
The Company uses non-GAAP (Generally Accepted Accounting Principles) financial information in its analysis of the Company’s performance. The Company’s management believes that these non-GAAP measures provide a greater understanding of ongoing operations, enhance comparability of results of operations with prior periods and show the effects of significant gains and charges in the periods presented. The Company’s management believes that investors may use these non-GAAP measures to analyze the Company’s financial performance without the impact of unusual items or events that may obscure trends in the Company’s underlying performance. This non-GAAP data should be considered in addition to results prepared in accordance with GAAP, and is not a substitute for, or superior to, GAAP results. For a reconciliation of these measures to their comparable GAAP measures, see pages 19 and 20 of this press release.

(p)	Calculated for Wilmington Savings Fund Society, FSB.

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	19

WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS (Continued)
(Dollars in thousands, except per share data)
(Unaudited)

Non-GAAP Reconciliation (o):	Three months ended			Six months ended
	June 30, 2018	March 31, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Net interest income (GAAP)	$60,989	$57,714	$54,314	$118,703	$107,417
Core net interest income (non-GAAP)	$60,989	$57,714	$54,314	$118,703	$107,417
Noninterest income (GAAP)	$34,987	$47,467	$31,676	$82,454	$59,768
Less: Securities gains	—	21	708	21	1,028
Less: Unrealized gains on equity investment	—	15,346	—	$15,346	$—
Core fee income (non-GAAP)	$34,987	$32,100	$30,968	$67,087	$58,740
Core net revenue (non-GAAP)	$95,976	$89,814	$85,282	$185,790	$166,157
Core net revenue (non-GAAP)(tax-equivalent)	$96,316	$90,158	$86,000	$186,474	$167,607
Noninterest expense (GAAP)	$57,831	$53,412	$52,727	$111,243	$104,233
(Plus)/less: (Recovery of)/provision for fraud loss	—	(1,665)	—	(1,665)	—
Less: Corporate development costs	457	—	366	457	704
Core noninterest expense (non-GAAP)	$57,374	$55,077	$52,361	$112,451	$103,529
Core efficiency ratio (c)	59.6%	61.1%	60.9%	60.3%	61.8%

	Three months ended
Calculation of core operating leverage:	June 30, 2018	March 31, 2018	June 30, 2017
Core net revenue growth (year over year)	13%	11%	20%
Core noninterest expense growth (year over year)	10%	8%	19%
Core operating leverage (non-GAAP)	3%	3%	1%

	End of period
	June 30, 2018	March 31, 2018	June 30, 2017
Total assets	$7,112,547	$6,987,931	$6,822,427
Less: Goodwill and other intangible assets	187,259	187,790	189,983
Total tangible assets	$6,925,288	$6,800,141	$6,632,444
Total stockholders’ equity	$768,977	$746,279	$722,623
Less: Goodwill and other intangible assets	187,259	187,790	189,983
Total tangible common equity (non-GAAP)	$581,718	$558,489	$532,640

Calculation of tangible common book value per share:
Book value per share (GAAP)	$24.25	$23.72	$22.99
Tangible common book value per share (non-GAAP)	18.35	17.75	16.94
Calculation of tangible common equity to tangible assets:
Equity to asset ratio (GAAP)	10.81%	10.68%	10.59%
Tangible common equity to tangible assets ratio (non-GAAP)	8.40	8.21	8.03

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	20

	Three months ended			Six months ended
	June 30, 2018	March 31, 2018	June 30, 2017	June 30, 2018	June 30, 2017
GAAP net (loss) income	$28,740	$37,350	$20,570	$66,090	$39,507
Plus (less): Pre-tax adjustments: Securities gains, unrealized gains, recovery of/provision for fraud loss, and corporate development costs	457	(17,032)	(342)	(16,575)	(324)
(Plus)/less: Tax impact of pre-tax adjustments	(108)	4,071	120	3,963	128
Non-GAAP net income	$29,089	$24,389	$20,348	$53,478	$39,311

GAAP return on average assets (ROA)	1.65%	2.20%	1.23%	1.92%	1.17%
Plus (less): Pre-tax adjustments: Securities gains, unrealized gains, recovery of/provision for fraud loss, and corporate development costs	0.03	(1.01)	(0.02)	(0.48)	(0.02)
(Plus) less: Tax impact of pre-tax adjustments	(0.01)	0.24	0.01	0.12	0.01
Core ROA (non-GAAP)	1.67%	1.43%	1.22%	1.56%	1.16%

EPS (GAAP)	$0.89	$1.16	$0.64	$1.56	$1.22
Plus (less): Pre-tax adjustments: Securities gains, unrealized gains, recovery of/provision for fraud loss, and corporate development costs	0.01	(0.53)	(0.01)	(0.52)	(0.01)
(Plus) less: Tax impact of pre-tax adjustments	—	0.13	—	0.13	—
Core EPS (non-GAAP)	$0.90	$0.76	$0.63	$1.17	$1.21

Calculation of return on average tangible common equity:
GAAP net (loss) income	$28,740	$37,350	$20,570	$66,090	$39,507
Plus: Tax effected amortization of intangible assets	543	541	474	1,084	1,063
Net tangible income (non-GAAP)	$29,283	$37,891	$21,044	$67,174	$40,570
Average shareholders’ equity	$757,416	$725,714	$713,781	$741,652	$706,169
Less: average goodwill and intangible assets	187,577	188,209	190,125	187,891	190,361
Net average tangible common equity	$569,839	$537,505	$523,656	$553,761	$515,808
Return on average tangible common equity (non-GAAP)	20.61%	28.59%	16.12%	24.46%	15.86%

Calculation of core return on average tangible common equity:
Non-GAAP net income	$29,089	$24,389	$20,348	$53,478	$39,311
Plus: Tax effected amortization of intangible assets	543	541	474	1,084	1,063
Core net tangible income (non-GAAP)	$29,632	$24,930	$20,822	$54,562	$40,374
Net average tangible common equity	$569,839	$537,505	$523,656	$553,761	$515,808
Core return on average tangible common equity (non-GAAP)	20.85%	18.81%	15.95%	19.87%	15.78%